                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 8)*


                       Zebra Technologies Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                               989 207 10 5
                     ----------------------------------
                              (CUSIP Number)

                              October 28, 1998
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /x/ Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                               SCHEDULE 13G

CUSIP No. 989 207 10 5                                     Page 2 of 7 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. or I.R.S. Identification No. of above persons.
         Edward L. Kaplan
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       1,408,357
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    1,408,357
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,408,357
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.9%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------

                   *SEE INSTRUCTION BEFORE FILLING OUT!

                             Page 2 of 7 pages

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                                SCHEDULE 13G

CUSIP No. 989 207 10 5                                     Page 3 of 7 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. or I.R.S. Identification No. of above persons
         Carol K. Kaplan
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER   (a)  / /
     OF A GROUP*                             (b)  /x/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
-------------------------------------------------------------------------------
 NUMBER OF SHARES             (5) SOLE VOTING POWER
 BENEFICIALLY                       290,448
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH:                       -0-
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                    290,448
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                    -0-
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         290,448
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.3%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
         IN
-------------------------------------------------------------------------------

                   *SEE INSTRUCTION BEFORE FILLING OUT!

                             Page 3 of 7 pages

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ITEM 1(a)   NAME OF ISSUER
              Zebra Technologies Corporation

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              333 Corporate Roads Parkway
              Vernon Hills, Illinois  60061

ITEM 2(a)   NAME OF PERSON FILING
              Edward L. Kaplan and Carol K. Kaplan

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE
              333 Corporate Roads Parkway
              Vernon Hills, Illinois  60061

ITEM 2(c)   CITIZENSHIP
              Edward L. Kaplan and Carol K. Kaplan, United States

ITEM 2(d)   TITLE OF CLASS OF SECURITIES
              Class A Common Stock, par value $0.01 per share

ITEM 2(e)    CUSIP NUMBER
              989 207 10 5

ITEM 3.  TYPE OF PERSON:
              Not Applicable

                             Page 4 of 7 pages
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ITEM 4.  OWNERSHIP

    (a) AMOUNT BENEFICIALLY OWNED:
              1,698,805(1)(2)

    (b) PERCENT OF CLASS:
              6.98%

    (c) NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i) sole power to vote or to direct the vote:
                   1,698,805(2)

         (ii) shared power to vote or to direct the vote
                   -0-

        (iii) sole power to dispose or to direct the disposition of
                   1,698,805(2)

         (iv) shared power to dispose or to direct the disposition of -0-


--------------
(1) Includes (i) 1,408,357 shares which Mr. Kaplan has the right to acquire pursuant to the conversion of shares of Class B Common Stock of the issuer and (ii) 290,448 shares which Mrs. Kaplan has the right to acquire pursuant to the conversion of shares of Class B Common Stock of the issuer.

(2) Each person named in footnote 1 above has sole and exclusive power to vote or dispose of the shares attributed to such person. This Schedule 13G is filed on behalf of the persons named in Item 2(a) hereof because such persons could be deemed to be a group. Notwithstanding any such characterization, each such person disclaims beneficial ownership of the securities owned by all other persons named in this Schedule 13G.

                               Page 5 of 7 pages
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

              Not Applicable

ITEM 10. CERTIFICATION

              Not Applicable

                               Page 6 of 7 pages

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                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 10, 1999
                                       ----------------------------------------
                                                         Date

                                                 /s/ Edward L. Kaplan
                                       ----------------------------------------
                                                      Signature

                                                   Edward L. Kaplan
                                       ----------------------------------------
                                                      Name/Title



                                                   February 10, 1999
                                       ----------------------------------------
                                                         Date

                                                /s/ Carol K. Kaplan
                                       ----------------------------------------
                                                      Signature

                                                   Carol K. Kaplan
                                       ----------------------------------------
                                                      Name/Title